Free Writing Prospectus

Dated May 7, 2014

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-04

Joint-Leads: J.P. Morgan (struc), Barclays, RBC

Co-Managers: BofAML, Scotiabank, SunTrust, Wells Fargo

CL	$AMT(mm)	WAL	MDY/S&P	PWIN	E.FIN	L.FIN	PRICED	YLD%	CPN%	$PX
A1	167.00	0.28	P-1/A-1+	1-6	11/14	05/15/15		0.190	0.19	100.00000
A2	310.00	1.07	Aaa/AAA	6-20	01/16	04/17/17	EDSF+20	0.465	0.46	99.99514
A3	336.00	2.45	Aaa/AAA	20-40	09/17	01/15/19	IS+25	0.985	0.98	99.99277
A4	115.29	3.77	Aaa/AAA	40-48	05/18	10/15/19	IS+32	1.620	1.61	99.98333
B	13.81	4.00	Aa2/AA	48-48	05/18	11/15/19	IS+50	1.895	1.88	99.97087
C	20.23	4.00	A2/A	48-48	05/18	01/15/20	IS+70	2.095	2.08	99.97730
D	24.67	4.00	Baa2/BBB	48-48	05/18	11/16/20	IS+120	2.595	2.58	99.99589

TICKER:	CARMX 2014-2	REGISTRATION:	SEC Registered
EXPECTED PXG:	Priced	EXPECTED RATINGS:	Moody’s/S&P
EXPECTED SETTLE:	5/14/14	PXG SPEED:	1.3% ABS to 10% Call
FIRST PAY:	6/16/14	ERISA ELIGIBLE:	Yes
BILL & DELIVER:	J.P. Morgan	MIN DENOMS:	$5K x $1K

CUSIPS:	A1—14313RAA1	B—14313RAE3
	A2—14313RAB9	C—14313RAF0
	A3—14313RAC7	D—14313RAG8
A4—14313RAD5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.